Exhibit 10.3
PENN MILLERS STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

BETWEEN
PENN MILLERS HOLDING CORPORATION
AND

(the Employee)
Date of Award:
Number of Shares:

RESTRICTED STOCK AGREEMENT
AGREEMENT, made as of the 12th day of May, 2010, between PENN MILLERS HOLDING CORPORATION (the “Corporation”), and                      (the “Employee”).
1. Award.
(a) Grant of Restricted Stock. Pursuant to the provisions of the Penn Millers Stock Incentive Plan (the “Plan”),  _____  shares (the “Restricted Shares”) of the Corporation’s common stock, par value $0.01 per share (“Common Stock”), shall be issued as hereinafter provided in the Employee’s name subject to the restrictions described herein.
(b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance of this Agreement by the Employee and upon satisfaction of the Vesting Schedule as set forth in Section 2(b) herein.
(c) Plan Incorporated by Reference. The Employee acknowledges receipt of a copy of the Plan and agrees that this award shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.
2. Terms and Conditions. The Employee hereby accepts the Restricted Shares when issued and agrees as follows:
(a) Restrictions. The potential rights of the Employee to the Restricted Shares may not be assigned, transferred, sold, pledged, hypothecated, or otherwise encumbered or disposed until such time as the Employee receives unrestricted certificates for such shares. Except as provided in Section 2(c) below, in the event of termination of the Employee’s employment with the Corporation or a Subsidiary for any reason prior to vesting in all or any portion of the Restricted Shares, the Employee shall, for no consideration, forfeit to the Corporation all Restricted Shares to the extent then subject to the Restrictions (as hereinafter defined). The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Corporation upon termination of employment prior to satisfaction of the Vesting Schedule (as set forth in Section 2(b)) are referred to herein as the “Restrictions.”
(b) Vesting Schedule. Except as provided in Section 2(c) below, the Restrictions shall lapse and cease to apply to the Restricted Shares provided that the Employee remains in the continuous employ of the Corporation or a Subsidiary for the following periods after the date hereof (“Vesting Schedule”):

	% of Shares	Number of
Vesting Date	Vesting	Shares Vesting

May 12, 2011	25.0%	______ shares
May 12, 2012	15.0%	______ shares
May 12, 2013	15.0%	______ shares
May 12, 2014	15.0%	______ shares
May 12, 2015	15.0%	______ shares
May 12, 2016	15.0%	______ shares

(c) Acceleration of Vesting. Notwithstanding Section 2(b) above, with respect to any or all Restricted Shares still subject to Restrictions, (i) upon the occurrence of a Change in Control, the Restrictions shall lapse and cease to apply to such Restricted Shares; (ii) if the Employee’s employment with the Corporation or a Subsidiary terminates due to death or Disability on or after the date that the Employee (A) reaches age 55 or (B) has completed 10 years of service with the Corporation or a Subsidiary (including a predecessor of the Corporation or a Subsidiary), the Restrictions shall lapse and cease to apply to such Restricted Shares on a pro-rata basis based on the number of full months that the Employee worked at the Corporation or a Subsidiary during the period beginning on the day after the most recent vesting date set forth in Section 2(b) and ending on the next scheduled vesting date set forth in Section 2(b); and (iii) if the Employee’s employment with the Corporation or a Subsidiary terminates (other than for death, Disability, or by reason of a Termination or Dismissal for Cause) on or after the Employee reaches age 65, the Restrictions shall lapse and cease to apply to such Restricted Shares on a pro-rata basis based on the number of full months that the Employee worked at the Corporation or a Subsidiary during the period beginning on the day after the most recent vesting date set forth in Section 2(b) and ending on the next scheduled vesting date set forth in Section 2(b).
(d) Certificates. One or more share certificates evidencing the Restricted Shares shall be issued by the Corporation in the name of a nominee of the Corporation. The Employee shall not have voting rights and shall not be entitled to receive dividends unless and until the Restricted Shares vest pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the Corporation as a depository for safekeeping until the forfeiture occurs pursuant to this award. At the time of award and upon request of the Corporation, the Employee shall deliver to the Corporation a stock power, endorsed in blank, relating to the Restricted Shares. Within 30 days of the vesting of all or part of the Restricted Shares, and upon satisfaction of all other terms and conditions set forth in this Agreement, the Corporation shall cause a new certificate or certificates to be issued without legend in the name of the Employee for the shares that have vested, together with an amount of cash (without interest) equal to the dividends that have been paid, if any, on such shares with respect to record dates occurring on or after the date of this award. Notwithstanding the foregoing, the Restricted Shares may be evidenced by uncertificated shares or otherwise in book entry form in which case the Employee shall receive a statement of holdings evidencing ownership of the Restricted Shares. In addition, notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of stock (whether vested or unvested) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3. Harmful Activity. Notwithstanding anything in this Agreement to the contrary, if the Employee shall engage in any “harmful activity” (as defined herein) while employed by the Corporation or a Subsidiary or during the six-month period thereafter, then (a) any and all Restricted Shares held by the Employee that have vested shall be surrendered to the Corporation, (b) any and all Restricted Shares that have not yet vested shall immediately be forfeited and canceled, and (c) any profits realized upon the sale of any vested Restricted Shares, on or after one year prior to the termination of employment with the Corporation, shall inure to the Corporation. If any vested Restricted Shares are surrendered or any profits realized upon the sale of any vested Restricted Shares inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, the Employee shall surrender all such forfeited Restricted Shares and pay all such profits to the Corporation within 30 days after receiving written notice from the Corporation that the Employee has engaged in a harmful activity. Consistent with the provisions of the Plan, the determination by the Committee as to whether the Employee engaged in “harmful activity” while employed by the Corporation or a Subsidiary or during the six-month period thereafter shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.
A “harmful activity” shall have occurred if the Employee shall do any one or more of the following:
(a) Engage in any fraud or intentional misconduct that is a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s).
(b) Engage in activities that would constitute grounds for the Corporation or a Subsidiary to terminate the Employee’s employment by reason of a Termination or Dismissal for Cause (as defined in the Plan) or for Cause (as defined in an applicable employment agreement between the Employee and the Corporation and/or a Subsidiary), whether or not the Employee is employed at the time the Employee engages in such activities.
(c) Solicit or hire any employees of the Corporation or a Subsidiary or induce any of such employees to terminate their employment relationship with the Corporation or a Subsidiary.
(d) Solicit, induce, or attempt to solicit or induce any customer, supplier, or other entity doing business with the Corporation of a Subsidiary to cease doing business with the Corporation or a Subsidiary or, in the case of a customer, to place agribusiness insurance, as that term is commonly understood in the industry, with any competitor of the Corporation or a Subsidiary. For purposes of the foregoing provision, the term “customer” shall mean a business that the Corporation or a Subsidiary insures on the date that the Employee’s employment terminates (or has insured during the previous twelve months) and a broker who has placed business with the Corporation or a Subsidiary on the date that the Employee’s employment terminates but only with respect to those clients of the broker for which the broker has placed business with the Corporation or a Subsidiary in the 12-month period preceding the date that the Employee’s employment terminates.

(e) Directly or indirectly, own, manage, operate, render services for (as a consultant or an advisor), or accept any employment with (i) Nationwide Agribusiness Insurance Company, Michigan Millers Insurance Company, or Westfield Insurance Company, or any of their successors in interest or (ii) the agribusiness insurance business of any other insurance company whose business has, or could reasonably be expected to have, a material adverse effect on the Corporation’s or a Subsidiary’s business insurance business.
(f) Directly or indirectly, own, manage, operate, render services for (as a consultant or an adviser), or accept any employment with, within a 50-mile radius of Wilkes-Barre, Pennsylvania, any other property and casualty insurance or reinsurance line of business to the extent that such ownership, management, operating, rendering of services, or employment (and the activities necessarily incident thereto) have, or could reasonably be expected to have, a material adverse effect on the Corporation’s or a Subsidiary’s business insurance business.
(g) For any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Corporation or a Subsidiary, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Corporation’s or a Subsidiary’s operations or management, any information regarding their respective financial matters, or any other material information concerning the business of the Corporation or a Subsidiary, their manner of operation, plan, or other material data. The provisions of this subsection shall not apply to (i) information that is public knowledge other than as result of Employee’s authorized disclosure; (ii) information disseminated by the Corporation or a Subsidiary to third parties in the ordinary course of business; (iii) information lawfully received by the Employee from a third party who, based upon inquiry by the Employee, is not bound by a confidential relationship to the Corporation or a Subsidiary; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Employee.
4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the vesting thereof results in income to the Employee for federal or state income tax purposes, the Employee shall deliver to the Corporation at the time of such receipt or expiration, as the case may be, such amount of money or shares of unrestricted Common Stock as the Corporation may require to meet its withholding obligation under applicable tax laws or regulations, and, if the Employee fails to do so, the Corporation is authorized to withhold from any cash or stock remuneration then or thereafter payable to the Employee any tax required to be withheld by reason of such resulting compensation income.
5. Status of Common Stock. The Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Employee also agrees (a) that the certificates representing the Restricted Shares may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws; (b) that the Corporation may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Corporation if such proposed transfer would, in the opinion of counsel satisfactory to the Corporation, constitute a violation of any applicable securities law; and (c) that the Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Employment Relationship. Nothing contained in this Agreement or otherwise shall be construed to confer upon the Employee any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or limit in any respect the right of the Corporation or of any Subsidiary of the Corporation to terminate the Employee’s employment at any time and for any reason. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.
7. Corporation’s Powers. No provision contained in this Agreement shall in any way terminate, modify, or alter, or be construed or interpreted as terminating, modifying, or altering any of the powers, rights or authority vested in the Corporation or, to the extent delegated, in its delegate including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.
8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under the Employee.
9. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail (or by such other method as the Committee may from time to time deem appropriate), return receipt requested, postage prepaid, and addressed, if to the Corporation, 72 North Franklin Street, P.O. Box P, Wilkes-Barre, PA 18773-0016; Attention:  _____  (or to such different address as the Corporation may designate in writing) or, if to the Employee, at the Employee’s most recent address as shown in the employment or stock records of the Corporation.
10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as the signatories. Copies of such signed counterparts may be used in lieu of the originals for any purpose.
11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.
IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.

PENN MILLERS HOLDING CORPORATION		EMPLOYEE

By

	Douglas A. Gaudet	(Signature)
President and Chief Executive Officer

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